Exhibit 10.5A

AMENDMENT TO THE XOMA LTD.

1998 EMPLOYEE SHARE PURCHASE PLAN

The XOMA Ltd. 1998 Employee Share Purchase Plan, as amended (the “Plan”), is hereby amended, effective as of July 21, 2004, as follows:

1.	Section 5(a) of the Plan is amended to read as follows:

“(a) An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions in a form prepared by the Company and filing it with the Company’s Human Resources Department at least one (1) day prior to the applicable Enrollment Date for a particular Offering Period, unless a different time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given Offering Period.”

2.	Section 6(c) of the Plan is amended to read as follows:

“(c) Once an Offering Period has commenced, a participant may decrease, but not increase, the rate of his or her payroll deductions for that Offering Period once per calendar quarter by filing a new subscription agreement at least one (1) day prior to the beginning of the calendar quarter (or such other time set by the Committee for all eligible Employees with respect to a given Offering Period), which decrease shall become effective at the beginning of the next calendar quarter; provided, however, that a participant may discontinue his or her participation in the Plan, as provided in Section 10 hereof, at any time during the Offering Period prior to the Exercise Date. During an Offering Period, a participant may elect to have new or additional payroll deductions made with respect to the next beginning Offering Period, by completing or filing with the Company an additional subscription agreement, at least one (1) day prior to the beginning of the next Offering Period (or such other time set by the Committee for all eligible Employees with respect to a given Offering Period), authorizing a payroll deduction rate with respect to the new Offering Period. A participant’s subscription agreement shall remain in effect for other Offering Periods, but separate subscription agreements are required for each Offering Period.”